As filed with the Securities and Exchange Commission on March 26, 1999
                                            Registration No. 333-

                            FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                     _______________________

                       ENTERGY CORPORATION
     (Exact name of Registrant as specified in its charter)

                   Delaware                            72-1229752
         (State or other jurisdiction               (I.R.S. Employer
       of Incorporation or organization)         Identification Number)

               639 Loyola Avenue                          70113
            New Orleans, Louisiana                     (Zip Code)
   (Address of principal executive offices)

                   1998 EQUITY OWNERSHIP PLAN
             OF ENTERGY CORPORATION AND SUBSIDIARIES
                    (Full title of the plan)
               ___________________________________

           C. John Wilder                      Ann G. Roy, Esq.
      Executive Vice President                 Senior Counsel -
     and Chief Financial Officer           Corporate and Securities
         Entergy Corporation                Entergy Service, Inc.
          639 Loyola Avenue                   639 Loyola Avenue
    New Orleans, Louisiana 70113         New Orleans, Louisiana 70113
           (504) 576-3391                       (504) 576-5841

(Names, addresses and telephone numbers, including area code, of agents for service)

                 CALCULATION OF REGISTRATION FEE

                                                  Proposed       Proposed
                                                   Maximum       Maximum
                                     Amount       Offering      Aggregate      Amount of
 Title of Securities                 to be        Price Per      Offering     Registration
 to be Registered                  Registered     Share (1)     Price (1)         Fee
 Common Stock, $.01 par value        12,000,000   $29.0937     $349,124,400    $97,056.59
                                         Shares

(1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high ($29.3125) and low ($28.8750) prices paid for a share of Entergy Corporation Common Stock on March 23, 1999 as reported on the New York Stock Exchange Composite Transactions Tape.

Pursuant to Rule 428 and the General Instructions for Form S-8, the prospectus relating to this registration statement constitutes a prospectus with respect to 1,423,015 shares of Entergy Corporation Common Stock remaining unsold pursuant to Entergy Corporation's Post Effective Amendment No. 4 on Form S-8 to Entergy Corporation's Registration Statement on Form S-4 (File No. 33-54298) and the filing fee payable hereunder is limited to the additional securities registered hereunder. Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

                         EXPLANTORY NOTE

      This Registration Statement includes a Prospectus, prepared in accordance with the requirements of Form S-3, which, pursuant to General Instruction C of Form S-8, may be delivered in connection with the offer and sale by certain officers and directors of the Company who may be deemed to be "affiliates" of the Company, as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), of securities registered hereunder.


  PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The document(s) containing information specified in Part I of this Registration Statement on Form S-8 (the "Registration Statement") have been or will be sent or given to participants in the Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act. Such document(s) are not being filed with the Commission but constitute (along with documents incorporated by reference into this Registration Statement pursuant to Item 3 of
Part  II  hereof)  a  prospectus that meets the  requirements  of
Section 10(a) of the Securities Act.

                                              RE-OFFER PROSPECTUS



                13,423,015 shares of Common Stock
                        ($.01 par value)

                       ENTERGY CORPORATION
                        639 Loyola Avenue
                  New Orleans, Louisiana  70113
                         (504) 576-5262

       The Selling Stockholders -
          o May periodically sell any or all of their shares of Common Stock up to 13,423,015 shares;
          o Will determine the number, the price and the terms when sold.
          o Will receive all proceeds from the sale.

       The Shares -
          o Have been acquired pursuant to the 1998 Equity Ownership Plan and the prior Equity Ownership Plan;
          o Are "control securities" as defined in Rule 144 under the Securities Act;
          o May be offered and sold from time to time in any manner permitted by law.

       The Sales -
          o May be made through brokers or to dealers, who are expected to receive customary commissions or discounts.

 The Common Stock is quoted on the New York Stock Exchange under the symbol "ETR"
                       __________________

This prospectus may be used only if accompanied by the prospectus supplement for that offering.
You should read this prospectus and any supplement carefully before you invest.
                       __________________

Neither the SEC nor any state securities commission has approved or disapproved of these shares or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                         March 26, 1999

                        Table of Contents

     Where You Can Find More Information          2
     The Company                                  3
     Selling Stockholders                         4
     Plan of Distribution                         6
     Use of Proceeds                              7
     Experts and Counsel                          7
     Indemnification of Directors and Officers    8
                           __________

               WHERE YOU CAN FIND MORE INFORMATION

     We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's home page located at (http://www.sec.gov) or you may read and copy any document at the SEC Public Reference Rooms located at:

                    450 Fifth Street, N.W.,
                    Room 1024,
                    Washington, D.C. 20549-1004;

                    CitiCorp Center
                    500 W. Madison Street
                    Suite 1400,
                    Chicago, Illinois 60661

                    7 World Trade Center
                    13th Floor
                    New York, New York 10048.

Please call the SEC at 1-800-732-0330 for more information about the public reference rooms and requesting documents.

     The SEC allows us to "incorporate by reference" in this prospectus the information we file with them, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act:

1.   Our Annual Report on Form 10-K for the year ended December
     31, 1998;


2. "Description of Holdings Capital Stock" contained in our registration statement on Form S-4 filed in File No. 33-54298; and

3. Post Effective Amendment No. 4 on Form S-8 to registration statement on Form S-4, filed in File No. 33-54298 (previously registering securities of the same class with respect to the Equity Ownership Plan).

     You may request a copy of any or all of these filings, free of charge, by writing or telephoning us at the following address:

                    Mr. Christopher T. Screen
                    Assistant Secretary
                    Entergy Corporation
                    P. O. Box 61000
                    New Orleans, Louisiana 70161
                    (504) 576-4212

You may also direct your requests via e-mail to cscreen@entergy.com.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

                             _______

                           THE COMPANY

We are a Delaware corporation and registered under the Public Utility Holding Company Act of 1935. We are a holding company that, through its five domestic retail operating electric utility subsidiaries, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc. and Entergy New Orleans, Inc., provides electric service to approximately 2.4 million customers in Arkansas, Louisiana, Mississippi, Tennessee and Texas. Through Entergy Power, Inc. and System Energy Resources, Inc. we provide wholesale electricity to affiliated companies and other utilities and market our energy expertise worldwide.

                      SELLING STOCKHOLDERS

     This prospectus relates to the possible offer and sale of shares acquired by the Selling Stockholders named below through the exercise of the options granted under our 1998 Equity Ownership Plan and any shares remaining unsold under Entergy's previous equity ownership plan. Each of the Selling Stockholders is an employee of the Company or one of its subsidiaries. Mr. Leonard is also a member of our Board of Directors. The following table sets forth the names of such employees and directors who may be Selling Stockholders from time to time, along with the number of shares of Common Stock available that they can acquire through the Plan and the number of shares offered for sale hereby. The address for each Selling Stockholder is c/o Entergy Corporation, 639 Loyola Avenue, New Orleans, LA 70113. The number of shares offered for sale by such individuals may be updated in supplements to this Prospectus, which will be filed with the SEC in accordance with Rule 424(b) under the Securities Act of 1933, as amended, as may be necessary.

                                                                       Shares Beneficially
                                         Shares      Shares Covered     Owned after this
      Selling Stockholders and        Beneficially       by this            Offering
        Principal Positions             Owned(1)      Prospectus(1)     Number(2)    Percent

Michael B. Bemis                             64,307           42,500       41,807          *
 Executive Vice President-
 International Retail Operations

C. Gary Clary                                33,293           28,250       29,543          *
 Senior Vice President-Human
 Resources and Administration

Robert Cushman                               11,411           23,750        7,661          *
 Vice President-Mergers,
 Acquisitions and Project Finance

Joseph F. Domino                             10,561           16,500        9,061          *
 President and Chief Executive
 Officer-Entergy Gulf States, Inc.-
 Texas

Frank F. Gallaher                            73,540           77,500       28,540          *
 Group President and Chief Utility
 Operating Officer

Donald C. Hintz                              86,648          127,000       31,648          *
 President

Jerry D. Jackson                            100,755          131,911       48,844          *
 Executive Vice President;
 President and Chief Executive
 Officer-Entergy Gulf States, Inc.-
 Louisiana;
 President and Chief Executive
 Officer-Entergy Louisiana, Inc.

R. Drake Keith                               27,744           23,424       14,320          *
 President and Chief Executive
 Officer-Entergy Arkansas, Inc.

Nathan E. Langston                           12,221           21,500       10,721          *
 Vice President and Chief Accounting
 Officer

Wayne Leonard                                     0          220,000            0          *
 Chief Executive Officer and
 Director

Shahid J. Malik                              36,729           29,250       22,979          *
 Senior Vice President-Entergy
 Enterprises, Inc.

Jerry L. Maulden                             72,817           72,500       40,317          *
 Vice Chairman

Steven C. McNeal                              6,511            7,500        5,011          *
 Vice President and Treasurer

Donald E. Meiners                            30,021           26,250       18,771          *
 President and Chief Executive
 Officer - Entergy Mississippi, Inc.

Daniel F. Packer                              6,772           15,000        6,772          *
 President -Entergy New Orleans,
 Inc.

Michael G. Thompson                          42,532           44,500       22,532          *
 Senior Vice President, General
 Counsel and Secretary

C. John Wilder                                    0           70,000            0          *
 Executive Vice President and Chief
 Financial Officer

Jerry W. Yelverton                           15,584           55,250       18,834          *
 Executive Vice President and
 Chief Nuclear Officer;
 President and Chief Executive
 Officer-Entergy Operations, Inc.;
 President and Chief Executive
 Officer System Energy Resources,
 Inc.;

(1) This number includes the maximum number of shares which can be awarded under all of our benefit plans. The actual number of shares may vary based upon each Selling Stockholder's level of achievement of certain performance goals.

(2) This number assumes that the Selling Stockholders have neither acquired nor disposed of any additional shares.

*  Less than 1 percent.

     We may at any time and from time to time suspend, permanently or temporarily, or otherwise prohibit any offering or sale of shares pursuant to this Prospectus. By virtue of the registration of these shares under the Securities Act, and the offering and sale of those shares hereby, the Selling Stockholders will be deemed to have agreed with and represented to us (1) that the number of shares of Common Stock represented to be beneficially owned by the Selling Stockholders is correct,
(2) that after each of the Selling Stockholders receive notice from us that we are suspending or prohibiting the offering or sale of shares pursuant to this Prospectus, the Selling Stockholders may not and will not use this Prospectus to offer or sell any of their shares which remain unsold and will cease the disposition of their Shares pursuant to the Registration Statement until such time, if any, as we notify the Selling Stockholders that such offers and sales may be restarted, and (3) that any purchase or sale of shares by or for the account of the Selling Stockholders will be effected in compliance with all applicable federal and state securities laws, including the Securities Act and the applicable rules and regulations made thereunder.

     All expenses incurred in connection with the registration under the Securities Act of shares will be paid by us, except for any selling or other fees or expenses incurred by the Selling
Stockholders.

                      PLAN OF DISTRIBUTION

     The Selling Stockholders may sell shares pursuant to this Prospectus from time to time in transactions (including one or more brokerage transactions) on the New York Stock Exchange or in one or more privately negotiated transactions. The price of each sale may be made at (1) the market price prevailing at the time of the sale, (2) a price related to such prevailing market price,
(3) a negotiated price or (4) a fixed price. We will not receive any of the proceeds from the sale of these shares.

     These shares may be offered and sold from time to time in any manner permitted by law. The shares may be sold directly to one or more purchasers. The shares may also be sold to or through underwriters, brokers, dealers or agents. These underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of shares for whom they may act as agent or to whom they may sell as principal, or both.

     In order to comply with certain state securities laws, if applicable, these shares will be sold only through registered or licensed brokers or dealers.

     Under applicable rules and regulations under the Exchange Act of 1934, as amended, any person engaged in a distribution of these shares may not simultaneously engage in certain activities with respect to such shares prior to the commencement of such distribution. In addition to, and without limiting the foregoing, each of the Selling Stockholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act.

                         USE OF PROCEEDS

     We are not able to predict when, if ever, any or all of these shares will be offered or sold. Therefore, we can not estimate the net proceeds from the sale of these shares. We will not receive any of the proceeds from such sale.

                       EXPERTS AND COUNSEL

     We have relied upon the reports of PricewaterhouseCoopers LLP, independent accountants, given in their capacity as experts in accounting and auditing as the basis for incorporating by reference into this Prospectus (1) our consolidated balance sheets as of December 31, 1998 and 1997 and (2) our consolidated statements of income and comprehensive income, retained earnings and paid-in-capital, and cash flows for each of the three years in the period ended December 31, 1998 and the related financial statement schedules from our Annual Report on Form 10-K.

     No expert named in the Registration Statement as having prepared or certified any part thereof or our counsel named as having given an opinion on the validity of the securities registered or other legal matters in connection with the registration or offering of such securities was employed for such purpose on a contingent basis. No expert or counsel had or is to receive a substantial direct or indirect interest in us or any of our subsidiaries in connection with the offering. No expert or counsel was connected to us or our subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee.

            INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Certificate of Incorporation and Bylaws provide for indemnification of our officers and directors, among other things, in instances in which they acted in good faith and in a manner they reasonably believed to be in, and not opposed, to the best interests of Entergy and its subsidiaries and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful. There is no limit regarding their liability for breaches of (1) duty, (2) loyalty, (3) acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, (4) the unlawful purchase or redemption of stock or payment of unlawful dividends or (5) the receipt of improper personal benefits. We may also indemnify employees and others at the discretion of our Board of Directors. Such indemnification must be authorized by our Board of Directors. The indemnification provisions of the Delaware General Corporation Law ("DGCL") make mandatory the indemnification of a director or officer to the extent that the director or officer has been "successful on the merits or otherwise," thus possibly requiring indemnification of settlements in certain instances. The DGCL also provides that a director or officer may be indemnified by the corporation for expenses of a derivative suit even if such director or officer is not successful on the merits, provided such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, subject, in the case of an adverse judgment, to court approval.

     Article X of our Bylaws require that the we provide indemnification for our directors and officers to the fullest extent allowable under Delaware law. This may include indemnification against liabilities under the Securities Act of 1933, and may limit the liability of directors and officers to us or our shareholders, unless the director or officer fail to meet the prescribed standard of conduct.

     We have insurance covering expenditures that might arise in connection with our lawful indemnification of our directors and officers for certain liabilities and expenses. Our directors and officers also have the benefit of insurance against certain other liabilities and expenses.
                           __________



  PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED   Not applicable

ITEM 8.  EXHIBITS

     4.1  Certificate   of   Incorporation   of   Entergy
          Corporation  (included as Exhibit  A-1(a)  to  Rule  24
          Certificate in File No. 70-8509).

     4.2  Bylaws of Entergy Corporation.

     5    Legality  Opinion  of Ann G.  Roy,  Esq.,  Senior
          Counsel, Entergy Services, Inc.

     10 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries (filed with the Proxy Statement dated
          March 30, 1998).

     23   Consents of experts and counsel:
            - Consent of PricewaterhouseCoopers LLP
            - Consent of Ann G. Roy, Esq. (included in Exhibit
              5 filed herewith)

     24   Power of Attorney (included on the signature page herein).

ITEM 9.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material
information  with  respect  to  the  plan  of  distribution   not
previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                        POWER OF ATTORNEY

          Each director and officer of the issuer whose signature appears below hereby appoints Nathan E. Langston, Jerry D. Jackson, and Ann G. Roy, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement and the issuer hereby also appoints Nathan E. Langston, Jerry D. Jackson, and Ann G. Roy, and each of them severally, as its attorney-in-fact with like authority to sign and file such amendments in its name and behalf.

                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on the 4th day of March, 1999.

                             ENTERGY CORPORATION


                             By:   /s/ C. John Wilder
                                         C. John Wilder
                                    Executive Vice President
                                  and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Name                      Title                      Date


/s/ Robert v.d. Luft       Chairman of the Board        February 26, 1999
Robert v.d. Luft


/s/ Wayne Leonard               Director and            February 26, 1999
Wayne Leonard             Chief Executive Officer


/s/ C. John Wilder        Executive Vice President      February 25, 1999
C. John Wilder          and Chief Financial Officer


/s/ Nathan E. Langston       Vice President and         February 25, 1999
Nathan E. Langston        Chief Accounting Officer

/s/ W. Frank Blount                   Director             March 4, 1999
W. Frank Blount


/s/ John A. Cooper                    Director             March 1, 1999
John A. Cooper, Jr.


/s/ George W. Davis                   Director           February 26, 1999
George W. Davis


/s/ Norman C. Francis                 Director           February 26, 1999
Norman C. Francis


/s/ Kinnaird R. McKee                 Director           February 25, 1999
Kinnaird R. McKee


/s/ Paul W. Murrill                   Director           February 26, 1999
Paul W. Murrill


/s/ James R. Nichols                  Director             March 1, 1999
James R. Nichols


/s/ Eugene H. Owen                    Director             March 4, 1999
Eugene H. Owen


/s/ John N. Palmer, Sr.               Director             March 1, 1999
John N. Palmer, Sr.


/s/ Robert D. Pugh                    Director           February 26, 1999
Robert D. Pugh


/s/ Wm. Clifford Smith                Director           February 26, 1999
Wm. Clifford Smith


/s/ Bismark A. Steinhagen             Director           February 25, 1999
Bismark A. Steinhagen